Exhibit 99.1

NEWS RELEASE for November 9, 2023

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended September 30, 2023

HILLSIDE, NEW JERSEY (November 9, 2023) - Integrated BioPharma, Inc. (OTCQX: INBP) (the “Company” or “INBP”) reports its financial results for the quarter ended September 30, 2023.

Revenue for the quarter ended September 30, 2023 was $12.9 million compared to $12.3 million for the quarter ended September 30, 2022, an increase of $0.6 million or approximately 4.9%.  The Company had an operating loss for the quarter ended September 30, 2023 of approximately $54,000 compared to operating income of approximately $30,000 for the quarter ended September 30, 2022.

For the quarter ended September 30, 2023, the Company had a net loss of approximately $59,000 or $0.00 per share of common stock, compared with a net loss of $35,000 or $0.00 per share of common stock for the quarter ended September 30, 2022.  The Company’s diluted net income per share of common stock for the quarters ended September 30, 2023 and 2022 were each $0.00 per share of common stock.

“Our revenue increased by approximately 5% in the quarter ended September 30, 2023 from the quarter ended September 30, 2022 and our revenue from our two largest customers in our Contract Manufacturing Segment represented approximately 91% and 85% of total revenue in the quarters ended September 30, 2023 and 2022, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.

A summary of our financial results for the three months ended September 30, 2023 and 2022 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
(unaudited)
	Three Months Ended
	September 30,
	2023	2022

Total revenue	$12,915	$12,326
Cost of sales	12,083	11,329
Gross profit	832	997
Selling and administrative expenses	886	967
Operating (loss) income	(54)	30
Other income (expense), net (1)	8	(14)

(Loss) income before income taxes	(46)	16
Income tax expense, net	(13)	(51)
Net loss	(59)	$(35)

Basic and diluted net loss per common share	$(0.00)	$(0.00)
Weighted average common shares outstanding - basic and diluted	29,965,914	29,949,610

(1)  Includes interest expense of $13 in each period.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; the impact of the war in Ukraine; the impact of the Israel-Hamas war; the tightened labor markets and inflation; and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.